EXHIBIT 10.14

INVESTMENT NUMBER 27807

Guarantee Agreement

between

SUNPOWER CORPORATION

and

INTERNATIONAL FINANCE CORPORATION

Dated May 6, 2010

ii

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT (this "Agreement") dated May 6, 2010 between SUNPOWER CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Guarantor"), and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries ("IFC").

WHEREAS:

(A)           By a loan agreement (the "Loan Agreement") dated May 6, 2010 between IFC and SunPower Philippines Manufacturing Ltd. (the "Borrower") and which constitutes Part 2 of the Mortgage Loan Agreement dated May 6, 2010 (the "Mortgage Loan Agreement") among IFC, the Borrower and SPML Land, Inc., IFC has agreed to extend to the Borrower a loan (the "Loan") in the principal amount of seventy-five million Dollars ($75,000,000), on the terms and subject to the conditions set forth in the Mortgage Loan Agreement.

(B)           By virtue of Section 2.15 (a) (i) of the Loan Agreement, it is a condition of the first disbursement of the Loan that the Guarantor has guaranteed the obligations of the Borrower in respect of the Loan and the other Transaction Documents.

(C)           The Borrower is a wholly-owned indirect subsidiary of the Guarantor.

(D)           The Guarantor will obtain benefits as a result of the Loan being made to the Borrower and, accordingly, desires to guarantee such obligations of the Borrower in order to satisfy the condition described in Recital B above and to induce IFC to make the Loan and, in particular, the first disbursement of the Loan.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

Definitions and Interpretation

Section 1.01.  Defined Terms.  (a)  Each capitalized term used and not otherwise defined herein, unless the context otherwise requires, has the meaning assigned to such term in the Loan Agreement or Part 1 of the Mortgage Loan Agreement.

(b)           As used in this Agreement, unless the context otherwise requires, the following terms have the meanings specified below:

"Adjusted Financial Debt"
any Financial Debt other than (i) indebtedness relating to take or pay contracts for the purchase of silicon and other raw materials, (ii) Non-Recourse Debt and (iii) any mark to market  adjustment (but not covering, for the avoidance of doubt, the principal amount thereof,  which principal amount shall be included as Financial Debt) with respect to the Guarantor's 4.5% Senior Cash Convertible Debentures due 2015 (the "Convertible Debentures") so long as the holders of such debentures may not exercise any Conversion Right at such time of determination (it being understood that any such mark to market adjustment, to the extent any holder of such debentures may exercise a Conversion Right at such time, shall be considered "Adjusted Financial Debt" to the extent of the net cash payment obligations of the Guarantor upon such conversion, taking into account, and assuming full settlement under, those certain Convertible Debenture Hedge Transaction Confirmations between the Guarantor and each of Bank of America, N.A, Barclays Bank PLC, Credit Suisse International and Deutsche Bank AG, each dated March 25, 2010 or April 5, 2010, as applicable, or any assumption or assignments thereof and those certain Issuer Warrant Transaction Confirmations entered into between Guarantor and each of Bank of America, N.A, Barclays Bank PLC, Credit Suisse International and Deutsche Bank AG, each dated March 25, 2010 or April 5, 2010, as applicable, or any assumption or assignments thereof, in respect of such debentures, as filed with the Securities and Exchange Commission on March 29, 2010 or April 9, 2010, as applicable, under the Guarantor's Current Report on Form 8-K );

"Conversion Right"
any right of a holder of the Guarantor's 4.5% Senior Cash Convertible Debentures due 2015 to convert the principal amount of the debentures held by such holder into cash in accordance with the terms of the  indenture  pursuant to which such debentures were issued,  as it is in effect from time to time and as more particularly described therein, including such holder's  right  to  convert such debentures into cash after December 31, 2010 but prior to December 15, 2014 if the volume weighted average price of the class A common stock of the Guarantor, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the fiscal quarter in which the conversion occurs, is more than 130% of conversion price of the debentures in effect on that last trading day of the fiscal quarter;

"EBITDA"
for the relevant Calculation Period for any Person or specified group of Persons, Net Income for such period (without giving effect to (x) any extraordinary gains, (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of such Person or specified group of Persons determined on a Consolidated Basis for such period, (ii) tax expense based on income and foreign withholding taxes for such Person or specified group of Persons determined on a Consolidated Basis for such period, and (iii) all depreciation and amortization expense of such Person or specified group of Persons determined on a Consolidated Basis for such period;

"Equity"	with respect to any Person, the aggregate of:

(i)	(A) the amount paid up on the share capital of such Person; and

(B)     the amount standing to the credit of the reserves (excluding asset revaluation reserves and including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from the amounts in (A) and (B):

(w)      any debit balance on the profit and loss account or impairment of the issued share capital of such Person (except to the extent that deduction with respect to that debit balance or impairment has already been made);

(x)       amounts set aside for dividends to the extent not already deducted from equity;

(y)      amounts of deferred tax assets; and

(z)       amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets; and

(ii)            if applicable, that part of the net results of operations and the net assets of any subsidiary of such Person attributable to interests that are not owned, directly or indirectly, by such Person;

"Financial Year"	the 52- or 53- week periods, ending on the Sunday closest to December 31, or such other period as the Guarantor, with IFC's consent, from time to time designates as its accounting year;

"Guarantee"	the guarantee given pursuant to this Agreement;

"Guaranteed Obligations"
all debts and monetary liabilities of the Borrower to IFC under or in relation to the Mortgage Loan Agreement and any other Transaction Document, and in any capacity irrespective of whether the debts or liabilities are:

(i)	now existing or hereafter arising;

(ii)	actual or contingent;

(iii)	at any time ascertained or unascertained;

(iv)	direct or indirect;

(v)	joint or several or whether IFC's corresponding rights are joint or several;

(vi)	secured or unsecured;

(vii)	owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages, losses, costs or expenses, or on any other account;

(viii)	owed based on contract, tort, operation of law or otherwise; or

(ix)	comprised of any combination of the above;

including all extensions, renewals, replacements and modifications of any of the foregoing;

"Non-Recourse Debt"	indebtedness of any special purpose vehicle Subsidiary of the Guarantor engaged in the solar power plant business:

(i)            as to which neither the Guarantor nor any of its other Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute indebtedness) other than any arrangement to provide or guarantee to provide goods and services on an arm's length basis, (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender; and

(ii)           no default with respect to which would permit, upon notice, lapse of time or both, any holder of any other indebtedness of the Guarantor or any of its other Subsidiaries to declare a default on such other indebtedness or cause the payment of such other indebtedness to be accelerated or payable prior to its stated maturity;

"Termination Date"	the meaning given in Section 2.01 (b) (Guarantee); and

"Unrestricted Cash"
with respect to any Person, (i) the aggregate of: (A) cash and cash equivalents; and (B) marketable securities and investments, whether long term or short term in tenor, minus (ii) the aggregate amount of cash and cash equivalents subject to any Liens other than Liens granted to IFC and/or which are listed as "restricted" on the consolidated balance sheet of the Guarantor and its Subsidiaries as of such date.

Section 1.02.  Interpretation.  In this Agreement, unless the context otherwise requires:

(a)            headings are for convenience only and do not affect the interpretation of this Agreement;

(b)            words importing the singular include the plural and vice versa;

(c)            a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)            a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment,

supplement, replacement or novation made in breach of this Agreement or the Mortgage Loan Agreement;

(e)            a reference to a party to any document includes that party's successors and permitted assigns; and

(f)            the words "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

ARTICLE II

Guarantee

Section 2.01.  Guarantee.  (a)  The Guarantor irrevocably, absolutely and unconditionally:

(i)	guarantees to IFC the punctual and complete payment when due and payable (whether at stated maturity or upon prepayment, acceleration or otherwise) of the Guaranteed Obligations; and

(ii)
undertakes with IFC that whenever the Borrower does not pay any amount of the Guaranteed Obligations when so due the Guarantor will immediately, and in any event forthwith upon demand by IFC, pay that amount to IFC, in the currency prescribed in the Mortgage Loan Agreement or the relevant Transaction Document, and otherwise in the same manner in all respects as the Guaranteed Obligations are required to be paid by the Borrower.

(b)           The Guarantee is a continuing obligation of the Guarantor (and all Guaranteed Obligations are, or when created will be, conclusively presumed to have been created in reliance on this Agreement) and will remain in full force and effect until the day on which:

(i)	the Loan has been fully disbursed or any undisbursed portion thereof has been cancelled; and

(ii)	all Guaranteed Obligations have been irrevocably and unconditionally paid in full in cash

(such day, the "Termination Date").

(c)           The Guarantee is a guarantee of payment and not of collection and constitutes an additional, separate and independent obligation of the Guarantor which will survive the termination of the Mortgage Loan Agreement, any other Transaction Document and any other agreement or instrument pursuant to which any Guaranteed Obligation is or may become outstanding.

(d)           The Guarantor's obligations under this Agreement can be discharged only by performance and then only to the extent of such performance.

Section 2.02.  No Set-off.  All payments which the Guarantor is required to make under this Agreement shall be made without any set-off, counterclaim or condition.

Section 2.03.  Taxes.  (a)  The Guarantor shall pay or cause to be paid all Taxes (other than Taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement, that are now or in the future levied or imposed by any Authority of the United States or any jurisdiction through or out of which a payment is made on or in connection with the payment of any and all amounts due under this Agreement.

(b)           All payments due under this Agreement shall be made without deduction for or on account of any such Taxes.

(c)            If the Guarantor is prevented by operation of law or otherwise from complying with subsection (b) above, the amount due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on the amount payable by the Guarantor under this subsection) had those payments been made without deduction as set forth in subsection (b) above.

(d)           If subsection (c) above applies and IFC so requests, the Guarantor shall deliver to IFC official tax receipts evidencing payment of such Taxes (or certified copies of them) within thirty (30) days of the date of that request.

Section 2.04.  Certificate Conclusive.  A certificate of IFC stating:

(a)            the amount of the Guaranteed Obligations (whether currently due and payable or not); or

(b)           any amount due and payable by the Guarantor under this Agreement;

when delivered will be conclusive in the absence of manifest error.

Section 2.05.  Application of Payments.  IFC may apply any monies received by it or recovered under:

(a)           any Security; and

(b)           any other document or agreement which is a security for any of the Guaranteed Obligations,

in such manner as it determines in its absolute discretion.

Section 2.06.  Allocation.  If the Guarantor at any time pays to IFC an amount less than the full amount then due and payable to IFC under this Agreement, IFC may allocate and apply such payment in any way or manner and for such purpose or purposes as IFC in its sole discretion determines, notwithstanding any instruction that the Guarantor, the Borrower or any other Person may give to the contrary.

ARTICLE III

Waivers; Savings Provisions

Section 3.01.  Waiver of Defenses.  The Guarantor's obligations under this Guarantee will not be affected or impaired by any act, omission, circumstance (other than complete payment of the Guaranteed Obligations), matter or thing which, but for this Section or any of the other provisions in this Article III, would reduce, release or prejudice any of its obligations under this Agreement or which might otherwise constitute a legal or equitable discharge or defense of the Guarantor under any applicable law.

Section 3.02.  Waiver of Notices, Claims and Prior Action.  The Guarantor hereby waives to the fullest extent permitted by any applicable law:

(a)           notice of acceptance of the Guarantee;

(b)           notice of the creation, extension or accrual of any of the Guaranteed Obligations;

(c)           notice of presentment, demand, dishonor, non-payment, protest, or other default with respect to any of the Guaranteed Obligations;

(d)           notice of any other nature whatsoever to any Person (including the Guarantor and any other guarantor);

(e)           any requirement that IFC take any action whatsoever against the Borrower or any other Person (including the Guarantor or any other guarantor) or file any claim in the event of the bankruptcy of the Borrower, Guarantor or any other Person; and

(f)            any claims based on IFC's failure to protect, perfect, preserve, or resort to the Security or any other collateral securing the Guaranteed Obligations.

Section 3.03.  Consent.  The Guarantor hereby irrevocably consents that from time to time, and without further notice to or consent of the Guarantor, IFC may take any or all of the following actions without affecting or impairing the Guarantee or any of the Guarantor's obligations under this Agreement:

(a)           extend, renew, modify, amend, compromise, settle or release the Guaranteed Obligations, or agree to any composition, forbearance or concession in respect thereof;

(b)           release or compromise any liability of any Person or Persons with respect to the Guaranteed Obligations;

(c)           release the Security or exchange, surrender, realize upon or otherwise deal with the Security as IFC may determine in its sole discretion;

(d)           exercise or refrain from exercising any of its rights or remedies under this Agreement, any other Transaction Document or under law or equity; and

(e)           act or fail to act in any manner which may deprive the Guarantor of its right to subrogation against the Borrower or its right to contribution against any co-guarantor.

Section 3.04.  Absolute Guarantee.  The Guarantee is absolute and unconditional and will not be affected or impaired by:

(a)           any failure of the Borrower or the Guarantor to comply with any requirement of any law, regulation or order;

(b)           the dissolution, liquidation, reorganization or other alteration of the legal status or structure of the Borrower or the Guarantor;

(c)           any purported or actual assignment of the Loan or any part thereof by IFC to any other Person;

(d)           the Mortgage Loan Agreement, any other Transaction Document or any of the Guaranteed Obligations being in whole or in part illegal, void, voidable, avoided, invalid, unenforceable or otherwise of limited force and effect; or

(e)           any other circumstance or occurrence whatsoever that might otherwise constitute a defense available to, or discharge of, the Guarantor or any other guarantor or surety.

Section 3.05.  Additional Security.  This Agreement is in addition to and is and will not be in any way prejudiced by any collateral or other security now or in the future held by IFC, nor is nor will any such collateral or other security held by IFC or the liability of any Person for all or any part of the Guaranteed Obligations be in any manner prejudiced or affected by this Agreement.

ARTICLE IV

Non-Competition; Bankruptcy; Reinstatement

Section 4.01.  Non-Competition.  (a) Until the Termination Date, the Guarantor shall not in respect of any amounts that have become payable or have been paid by the Guarantor under this Agreement, seek to enforce repayment or contribution, obtain the benefit of any security or exercise any other rights or legal remedies of any kind which may accrue to the Guarantor against the Borrower, whether by way of subrogation, offset, counterclaim or otherwise, in respect of the amount so payable or so paid.

(b)           The Guarantor shall hold in trust for, and forthwith pay or transfer to, IFC any payment or distribution or benefit of security received by it contrary to subsection (a) above.

(c)           Upon the Termination Date:

(i)
the Guarantor, if it has made any payment under this Agreement, will be entitled to exercise its rights of subrogation to its proportion of all relevant rights of IFC against the Borrower pursuant to the Mortgage Loan Agreement and the other Transaction Documents; and

(ii)
IFC shall, if requested by the Guarantor and at the expense of the Guarantor, execute and deliver to the Guarantor appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to the Guarantor of such interest in the Guaranteed Obligations as may result from any payment under this Agreement.

Section 4.02.  Bankruptcy or Liquidation of Borrower.  If the Borrower is adjudged bankrupt or insolvent, or a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower, or any substantial part of its property or other assets, is appointed, or the Borrower makes any arrangement with its creditors, or is liquidated or wound up, the Guarantor shall not claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with IFC in respect of any amounts owing to the Guarantor by the Borrower on any account whatsoever, but instead shall give IFC the benefit of any such proof and of all amounts to be received in respect of that proof until all Guaranteed Obligations have been fully paid.

Section 4.03.  Appropriation and Application of Monies.  Until the Termination Date, IFC (or any trustee, agent or other Person acting on its behalf) may:

(a)           refrain from applying or enforcing any other monies, security or rights held or received by IFC (or such trustee, agent or other Person) in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it determines in its absolute discretion (whether against the Guaranteed Obligations or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)           hold and keep for such time as it thinks prudent any monies received, recovered or realized under this Agreement, to the credit either of the Guarantor or such other Person or Persons as it determines in its sole discretion or in a suspense account.

Section 4.04.  Reinstatement.  (a)  The Guarantee will be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or the Guarantor in respect of the Guaranteed Obligations is avoided, rescinded or must otherwise be restored or returned by any recipient thereof, whether as a result of any proceedings in bankruptcy or reorganization, insolvency, dissolution, receivership, liquidation, arrangement, composition or assignment for the benefit of creditors of the Borrower, the Guarantor or any other Person, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, the Guarantor or any substantial part of their respective property, or otherwise, all as though such payment had not been made.

(b)           IFC (or any trustee, agent or other Person acting on its behalf) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration, and any such action will not preclude reinstatement pursuant to subsection (a) above.

ARTICLE V

Representations and Warranties

Section 5.01.  Representations and Warranties.    The Guarantor represents and warrants that as of the date of this Agreement:

(a)           it is a corporation duly organized and validly existing under the laws of the State of Delaware, and has the corporate power to conduct its business as currently conducted and to enter into, and perform its obligations under, this Agreement;

(b)           the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary actions, corporate or otherwise;

(c)           this Agreement has been duly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms;

(d)           neither the execution and delivery by it of this Agreement nor the performance by it of its obligations under this Agreement conflicts or will conflict with or results or will result in any breach of any of the terms, conditions or provisions of, or violates or will violate or constitutes or will constitute a default under or requires or will require any consent under:

(i)
any indenture, mortgage, contract, agreement or other instrument or arrangement to which it is a party or which purports to be binding upon it or any of its property or assets, and will not result in the imposition or creation of any lien, charge, or encumbrance on, or security interest in, any part thereof pursuant to the provisions of any such agreement, instrument or arrangement; or

(ii)	any of the terms or provisions of its articles of association or by-laws; or

(iii)	any statute, rule or regulation or any judgment, decree or order of any court, governmental authority, bureau or agency binding on or applicable to it;

(e)           all Authorizations required for the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly obtained or granted and are in full force and effect;

(f)            neither the Guarantor nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under this Agreement;

(g)           the Guarantor has adequate means to obtain from the Borrower, on a continuing basis, information concerning the financial condition of the Borrower, and it does not rely on IFC to provide such information, now or in the future;

(h)           the Guarantor has received a copy of the Mortgage Loan Agreement and each other Transaction Document;

(i)            neither it, nor any of its respective officers, directors, employees, agents or Affiliates, in each case acting on its behalf, has taken any action in connection with the Project that violates the anti-graft laws of the Philippines, including the Anti-Graft and Corrupt Practices Act (Republic Act No. 3019) or any similar law of any other jurisdiction;

(j)            neither the Guarantor nor any of its Subsidiaries has entered into any transaction or engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter; and

(k)           neither the Guarantor, nor any of its Subsidiaries, nor any of their respective Affiliates, nor any Person acting on its or any of their behalf, has committed or engaged in, with respect to any of their respective Operations or any transaction contemplated by the Mortgage Loan Agreement, this Agreement or any other Transaction Document, any Sanctionable Practice.

Section 5.02.  IFC Reliance.  (a)  The Guarantor acknowledges that it makes the representations in Section 5.01 with the intention of inducing IFC to enter into this Agreement and the Mortgage Loan Agreement and that IFC enters into this Agreement and the Mortgage Loan Agreement on the basis of, and in full reliance on, each of such representations.

(b)           The Guarantor warrants to IFC that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading.

Section 5.03.  Rights and Remedies not Limited. IFC's rights and remedies in relation to any misrepresentation or breach of warranty on the part of the Guarantor are not prejudiced:

(a)           by any investigation by or on behalf of IFC into the affairs of the Guarantor;

(b)           by the execution or the performance of this Agreement; or

(c)           by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section 5.03, prejudice such rights or remedies.

ARTICLE VI

Covenants

Section 6.01.  Guarantor's Covenants.   The Guarantor shall:

(a)           when requested by IFC, do or cause to be done anything which aids the exercise of any power, right or remedy of IFC under this Agreement including, but not limited to, the execution of any document or agreement;

(b)           obtain, maintain and renew when necessary all Authorizations required under any law or document or agreement:

(i)	to enable it to perform its obligations under this Agreement; or

(ii)	for the validity or enforceability of this Agreement;

(c)           comply in all respects with the terms of the Authorizations referred to in subsection (b) above;

(d)           as soon as available, but, in any event, within forty-five (45) days after the end of each quarter of each Financial Year, furnish to IFC:

(i)	two (2) copies of its financial statements for such quarter period prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis;

(ii)	a report on any factors materially and adversely affecting or which are likely to materially and adversely affect its financial condition; and

(iii)
a report (in a form pre-agreed by IFC), signed by the Guarantor's chief financial officer, concerning compliance with the financial covenants in the Guarantee Agreement (using the methodology of calculation in respect of such covenants set forth in Annex A), which report shall also include the value of any mark-to-market adjustment with respect of the Convertible Debentures for such quarter;

(e)           as soon as available, but, in any event, within ninety (90) days after the end of each Financial Year, furnish to IFC:

(i)
two (2) copies of its financial statements for such Financial Year (which are in agreement with its books of account and prepared in accordance with the generally accepted accounting principles in the United States applied on a consistent basis), together with an audit report on them, all in form satisfactory to IFC;

(ii)	a report on any factors materially and adversely affecting or which are likely to materially and adversely affect its financial condition; and

(iii)
a report by the chief financial officer certifying that, on the basis of its financial statements, the Guarantor was in compliance with the covenants in Section 6.01 (f) of the Guarantee Agreement (using the methodology of calculation in respect of such covenants set forth in Annex A);

(f)           maintain the following ratios on a Consolidated Basis:

(i)	Current Ratio of the Guarantor of at least 1.1;

(ii)
a ratio of (a) Adjusted Financial Debt, to (b) the sum of Adjusted Financial Debt and Equity, of not more than (I) 0.60:1.00, as of the last day of each fiscal quarter of the Guarantor ending on or before January 3, 2011, (II) 0.55:1.00, as of the last day of each fiscal quarter, in Financial Year 2011, and (III) 0.50:1.00, as of the last day of each fiscal quarter thereafter; and

(iii)
as of the last day of each fiscal quarter of the Guarantor, a Prospective Debt Service Coverage Ratio of the Guarantor, of at least 1.25; provided that if, in the computation of such ratio, any convertible debt bullet payments are included in the denominator of the Prospective Debt Service Coverage Ratio, the numerator of such ratio shall also include Unrestricted Cash of the Guarantor;

(g)	maintain at all times 100% legal and beneficial ownership of the Borrower, either directly or indirectly;

(h)
not engage in (and neither the Guarantor nor any Subsidiary shall authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to its operations or any transaction contemplated by this Agreement, any Sanctionable Practices.  The Guarantor further covenants that should IFC notify the Guarantor of its concerns that there has been a violation of the provisions of this Section or of Section 5.01 (j) (Sanctionable Practices), it shall cooperate and it shall cause each relevant Subsidiary to cooperate, in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC's request; and

(i)	not (and cause its Subsidiaries to not) enter into any transaction or engage in any activity prohibited by any resolution of the United

Nations Security Council under Chapter VII of the United Nations Charter.

ARTICLE VII

Miscellaneous

Section 7.01.  Notices.  Any notice, request, or other communication to be given or made under this Agreement shall be in writing.  The notice, request or other communication may be delivered by hand, airmail, facsimile or established courier service to the party's address specified below or at such other address as such party notifies to the other party from time to time and will be effective upon  receipt or, in the case of delivery by hand or by established courier service, upon refusal to accept delivery.

For the Guarantor:

3939 North First Street
San Jose, CA 95134

Attention: Treasurer with a copy to the same address for the attention of the General Counsel

Facsimile:  +1 (408) 240-5400

For IFC:

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

Attention: Director, Global Manufacturing and Services Department

Facsimile: +1 (202) 974-4320

With a copy (in the case of notices relating to payments) to:

Director, Financial Operations Unit

Facsimile:  +1 (202) 974-4371

Section 7.02.  English Language.  All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English satisfactory to IFC certified by a representative of the Guarantor, which translation shall be the governing version between the Guarantor and IFC.

Section 7.03.  Expenses.  The Guarantor shall pay to IFC or as IFC may direct:

(a)           the fees and expenses of IFC's counsel incurred in connection with:

(i)	the preparation and/or review, execution and, where appropriate, stamping or registration of this Agreement;

(ii)	the giving of any legal opinions required by IFC under this Agreement; and

(iii)	any amendment, supplement or modification to, or waiver under, this Agreement; and

(b)           the costs and expenses incurred by IFC in relation to the enforcement or protection or attempted enforcement or protection of its rights under this Agreement, including legal and other professional consultants' fees.

Section 7.04.  Remedies and Waivers.  No failure or delay by IFC in exercising any power, remedy, discretion, authority or other right under this Agreement shall waive or impair that or any other right of IFC. No single or partial exercise of such a right shall preclude its additional or future exercise.  All waivers or consents given under this Agreement shall be in writing. No such waiver shall waive any other right under this Agreement.

Section 7.05.  Governing Law; Jurisdiction and Enforcement.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)           For the exclusive benefit of IFC, the Guarantor irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in any federal or state court located in the City and State of New York.  By the execution of this Agreement, the Guarantor irrevocably submits to the non-exclusive jurisdiction  of any such court (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any action, suit or proceeding in any such court or that such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c)           The Guarantor hereby irrevocably designates, appoints and empowers C T Corporation System, with offices currently located at 111 Eighth Avenue, New York, New York 10011, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.  The Guarantor also irrevocably consents to the service of  process of summons, complaint and other legal process in any action, suit or proceeding being made out of federal and state courts located in the State of New York by mailing copies of the papers by registered United States air mail, postage prepaid, or by any other method of delivery specified in Section 7.01 (Notices), to the Guarantor at its address specified pursuant to such Section, whether within or without the jurisdiction of any court, and the Guarantor agrees that service of process on it as so specified shall be deemed effective service of process.

(d)           THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e)           The Guarantor hereby explicitly and irrevocably waives immunity it may have in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, or its assets, under the laws of any jurisdiction now or in the future by the laws of such jurisdiction.

(f)           The Guarantor hereby irrevocably waives, to the fullest extent now or in the future permitted under the laws of the jurisdiction in which the relevant court is located, the benefit of any provision of law requiring IFC in any action, suit or proceeding arising out of or in connection with this Agreement or any other Transaction Document to which the Guarantor is a party to post security for the costs of the Guarantor, or to post a bond or to take similar action.

Section 7.06.  Successors and Assigns.  This Agreement binds and inures to the benefit of the respective successors and permitted assigns of the parties.  The Guarantor may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, reorganization, dissolution, operation of law or any other manner, without the prior written consent of IFC.  The benefit of this Agreement may be freely and unconditionally assigned, transferred or otherwise disposed of, in whole or in part, by IFC to any other Person.  Any purported assignment or other transfer in violation of this Section shall be void.

Section 7.07.  Integration; Effectiveness.  This writing is intended by the parties as a final expression of this Agreement, and is intended as a complete and exclusive statement of the terms of this Agreement.  No course of dealing, course of performance or trade usage, and no parol evidence of any nature, may be used to supplement or modify its terms.  There are no conditions to the full effectiveness of this Agreement.

Section 7.08.  Amendment.  Any amendment of any provision of this Agreement must be in writing and signed by the parties.

Section 7.09.  Counterparts.  The parties may execute this Agreement in several counterparts, each of which is an original, and all of which together constitute one and the same agreement.  The signatures of all the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other electronic means will constitute effective execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUNPOWER CORPORATION

By:	/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	EVP & CFO

INTERNATIONAL FINANCE CORPORATION
By:	/s/Jesse O. Ang
Name:	Jesse O. Ang
Title:	Resident Representative

ANNEX A

METHODOLOGY FOR FINANCIAL RATIO CALCULATIONS

[See Next Page]

Methodology For Financial Ratio Calculation

SunPower Corporation

Based on the Company's annual filing for the financial year ended Jan 3, 2010, the ratios were

Current Assets (less prepaid expenses)					
Current Liabilities		1,178,900	From B/S	=	**2.20**
		535,096	From B/S		

Adjusted Financial Debt (AFD)*					
AFD + Equity					
	Borrowed money**	248,959	ST Debt and LT Debt from B/S	=	**0.42**
	Bonds etc.	536,574	ST and LT convertible bonds		
	Leases	48,904	from Contractual Obligations table on page 60		
	Derivatives***	14,928	from Consolidated statement of Comprehensive Income		
		849,365			
	Equity	1,375,521	From B/S		
	minus intangibles	24,974	From B/S		
	minus goodwill	198,163	From B/S		
		1,152,384			

* Excludes take or pay contracts related to silicon contracts, non-recourse debt of subsidiaries that operate solar farms the mark-to-market portion of the CB due in 2015 and the non-cash liability associated with the mark-to-market derivative portion of the convertible bond due 2015

** The "borrower money" line would include the Company's non-recouse debt in the future though there is no such debt as of the end of 2009

*** The mark-to-market cash liability associated with the convertible debenture due in 2015 will be reported directly by the Company to IFC and will also be documented in the GAAP to non-GAPP reconciliation documented in the Company's quarterly press release with respect to its earnings. The Company is also working with its auditors to see if this number can be included as a segregated line item in its quarterly / annual filings.

Prospective DSCR****						
	Net Income	33,173	From I/S	For FY 2009	=	**3.35**
	plus depreciation	84,630	Depreciation on C/F statement	For FY 2009		
	plus amortization	16,474	Amortization of intangibles on C/F statement	For FY 2009		
	Net Interest	33,526	Interest expense minus interest income on I/S statement	For FY 2009		
	Unrestricted Cash adjustment*****	615,879	From B/S	For FY 2009		
		783,682				
	Convertible bonds due (includes interest)	212,645	from Contractual Obligations table on page 60	For FY 2010		
	Other debt due	11,848	from Contractual Obligations table on page 60	For FY 2010		
	Lease commitments	9,519	from Contractual Obligations table on page 60	For FY 2010		
		234,012				

**** Excludes take or pay contracts related to silicon contracts as long as they are excluded from net income and also excludes the non-cash liability associated with the mark-to-market derivative portion of the convertible bond due in 2015

***** Unrestricted cash is included in the numerator when the principal amount of a convertible bond is due in the denominator